Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement is made by and between Christopher d’Arnaud-Taylor ("Consultant"), residing at 360 West 22nd Street, 16B, New York, NY 10011 and Xethanol Corporation ("Xethanol"), a Delaware corporation, with its principal offices located at 1185 Avenue of the Americas, 20th Floor, New York, NY 10036.

1. Retention as Consultant.

a.  Xethanol hereby retains Consultant and Consultant hereby accepts such engagement and agrees to perform the services for Xethanol as hereinafter set forth. During the Term hereof, Consultant shall, utilizing his experience and expertise, serve as an advisor to the Board of Directors and the Chief Executive Officer (“CEO”) of Xethanol.

b.  During the Term, Consultant shall devote a reasonable amount of his business time, attention and efforts to the business of Xethanol and shall hold himself ready to and shall provide strategic advice to the CEO in connection with the business of Xethanol, including, without limitation, evaluating particular contracts or transactions, as requested by the CEO. Should Consultant so desire, Xethanol shall provide him with adequate work space and administrative support as are reasonably necessary for carrying out the functions of his consulting work.

c.  Consultant and Xethanol may agree that Consultant will render services to Xethanol that are outside the scope of this Agreement. Such services would be the subject of separate agreements between the Consultant and Xethanol that would define the nature and scope of such services and the compensation to be paid to Consultant for such services.

2. Compensation.

a.  Consultant shall be compensated by Xethanol for all services to be rendered by him pursuant to this Agreement by the payment to him of consulting fees in the amount of $15,000 per month, which amount shall be payable monthly in advance.

b.  Xethanol shall reimburse Consultant for his reasonable out-of-pocket expenses incurred with respect to the performance of his consulting activities hereunder upon Consultant's presentation of vouchers, receipts, and such other evidence of expenses incurred as shall be reasonably required by Xethanol.

c.  Xethanol may grant Consultant such stock options and warrants at such times, in such amounts and with such exercise prices as the Board of Directors of Xethanol may determine.

3. Term.

a.  The term of this Agreement (the “Term”) shall commence on the date set forth below and shall terminate on November 25, 2007, or on such earlier date as it may terminate as set forth below.

b.  This agreement may be terminated prior to the end of the Term by written notice given by either party to the other.

c.  In the event that this Agreement is terminated by Consultant prior to the end of the Term, Xethanol shall pay Consultant all amounts due him under this Agreement through the effective date of termination, including his expense reimbursement as provided in Section 2(c) and the benefits provided for in Section 2(b).

d.  In the event that this Agreement is terminated by Xethanol prior to the end of the Term, Xethanol shall pay Consultant all amounts due him under this Agreement through the effective date of termination., including his expense reimbursement as provided in Section 2(c) and shall pay Consultant a lump-sum termination fee equal to the lesser of: (1) the consulting fee for the number of months otherwise remaining in the Term and (2) six (6) months’ compensation.

4.  Non-Disclosure. Consultant will not at any time (a) use any Confidential Information for his own benefit or for the benefit of any person or entity other than Xethanol; (b) disclose to any person or entity any Confidential Information; or (c) remove from Xethanol's premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of Consultant's duties during the term of this Agreement, in which event Consultant will maintain and safeguard the confidentiality of such Confidential Information and will secure from any third parties to whom Consultant may in his best judgment disclose such information their written agreement expressly inuring to the benefit of Xethanol to maintain and safeguard its confidentiality and not to use it for the benefit of any person other than Xethanol. For purposes of this Agreement, "Confidential Information" means any trade secrets and all technical, research, operational, manufacturing, marketing, sales and financial policies, plans or information of Xethanol. Confidential Information does not include information, knowledge or data that was in Consultant’s possession prior to the commencement of this Agreement or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of Consultant; provided, however, that “Confidential Information” shall include information, knowledge and data that was in Consultant’s possession prior to the commencement of this Agreement (other than information, knowledge or data which was or is in the public domain other than by reason of the wrongful acts of Consultant) that Consultant was prohibited form disclosing or using by reason of any fiduciary obligation of Consultant to Xethanol or any agreement between Consultant and Xethanol .

5. Relationship. Consultant and Xethanol are and shall be independent contractors in their relationship with each other and neither is nor shall be considered an agent, employee, or legal representative of the other for federal or state tax purposes or for any other purposes whatsoever. Consultant has no express or implied authority to assume or create any obligation or responsibility on behalf of Xethanol or to bind Xethanol in any way.

6.  General Provisions.

a. Notices. Any notice required or desired to be given hereunder shall be effective if in writing and delivered personally or by certified mail, postage prepaid and return receipt requested, to a party hereto at the address for such party set forth herein or to such other address as a party may specify by written notice to the other party similarly given, and shall be effective when mailed or, if delivered by hand, when received.

b. Benefit. This Agreement and the rights and obligations contained herein shall be binding upon and inure to the benefit of Xethanol, its successors and assigns, and upon Consultant, his/her legal representatives, heirs and distributees.

c. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

d. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and may not be altered or amended except by an instrument in writing signed by both parties hereto. This Agreement supersedes in its entirety the Consulting Agreement between Consultant and Xethanol dated August 25, 2006 (the “Prior Agreement”); provided, however, that Xethanol shall be obligated to pay Consultant all amounts due him with respect to services rendered to Xethanol pursuant to the Prior Agreement prior to the date hereof.

e. Severability. The invalidity or unenforceability of a particular provision hereof shall not affect the other provisions of this Agreement, and it shall be construed in all respects as if such invalid or unenforceable provision were omitted.

f. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without application of the choice of law provisions, and Consultant and Xethanol hereby consent to the jurisdiction of the appropriate courts of the State of New York with respect to any disputes relating to this Agreement.

g. Disputes. In the event that a dispute arises relating to this Agreement, the parties agree to attempt to resolve the dispute informally, including through mediation. In the event that the parties are unable to resolve such disputes informally, the courts of New York shall have exclusive jurisdiction over any suits arising from or relating to such a dispute.

h. Headings. The headings contained herein are inserted for convenience only and do not constitute a part of this Agreement.

i. Counterparts. This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original instrument and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of December 1, 2006.

CONSULTANT:	Xethanol Corporation

/s/ Christopher d’Arnaud-Taylor	By:	/s/ David Ames
Christopher d’Arnaud-Taylor	Name:	David Ames
	Title:	President & Chief Executive Officer